Exhibit 99.1

News Announcement	For Immediate Release

For more information contact:	For Media Inquiries contact:
Omar Choucair	Aisling Garvey
Chief Financial Officer	FD
DG FastChannel, Inc.	212/850-5613
972/581-2000	Aisling.Garvey@fd.com

DG FASTCHANNEL® REPORTS FIRST QUARTER 2009 RESULTS

- First Quarter Revenues Increase 42% to $41.4 Million —

- First Quarter Adjusted EBITDA Rises 34% to $14.1 Million —

-Repays $65 Million Bridge Loan with New Credit Facility —

-Identifies $3.5 Million of Internal Cost Savings-

Dallas, TX — May 7, 2009 — DG FastChannel®, Inc. (NASDAQ: DGIT), a leading provider of digital media services to the advertising, entertainment and broadcast industries, today reported record first quarter financial results. Consolidated revenue for the first quarter 2009 was $41.4 million compared to $29.2 million in the same period of 2008, a 42% increase. First quarter 2009 revenue from the delivery of HD advertising content was $10.9 million compared to $3.7 million in the same period of 2008.  First quarter 2009 rich media advertising revenues were $2.0 million, a substantial increase for this business segment.

Scott K. Ginsburg, Chairman and CEO of DG FastChannel commented, “First quarter results demonstrate solid progress towards key strategic and financial objectives.  High definition (HD) content distribution remains a strong driver of DG FastChannel’s growth, and an ever-increasing number of advertisers are creating HD campaigns that we manage and deliver through our proprietary network. The Company’s efforts over the past few years to build an advertising-centric digital platform and complete workflow toolset put us in a unique position to be the leader in advertising distribution to the North American broadcasting market, as we build a foundation in the new media space.”

“On June 12, 2009, all TV stations in the U.S. are required to switch to digital broadcasting.  We project that all eight TV networks, 107 of the 114 cable networks, and nearly half of the TV stations in the Top 100 markets will be capable of receiving and broadcasting HD advertising by that time. We are encouraged by these developments and expect our exceptional performance with HD advertising revenues to continue.”

“DG FastChannel’s investment in a new media ad serving platform is an important component of our year-over-year performance, and early indicators suggest positive traction in the market. Consumers, news, and entertainment continue to move towards the Internet and other digital outlets. Last year’s Enliven acquisition allows DG FastChannel to participate in this worldwide video revolution. Our motto of “Create Once, Deliver Everywhere” means that the Company is in the process of transforming to a more comprehensive digital advertising solution.”

“The Company’s Unicast rich media technology platform delivered over 5 billion ad impressions during the first quarter, representing a 230 percent increase compared to the same period in 2008.  We are determined to invest in senior management personnel and in the Unicast sales and operations teams throughout the U.S. and Western Europe. This  rapidly growing advertising vertical matches up favorably with DG FastChannel’s impressive customer base and the Company’s evolving portfolio of services.”

“DG FastChannel increased its financial flexibility and liquidity in the first quarter by refinancing the Company’s $65 million bridge loan and amending its $175 million credit facility on favorable terms. Additionally, we continue to carefully manage expenses, including the completion of all previously announced cost synergies by the end of the first quarter.  We have identified an incremental $3.5 million in annual cost action savings to be implemented in the first half of this year which will further streamline our operations.  In 2009, the Company will make sustained progress towards its goals of improving operating margins, profitability and cash flow.”

Adjusted EBITDA (earnings before interest, taxes, unrealized investment gains or losses, stock-based compensation, depreciation and amortization) was $14.1 million compared to $10.5 million in the comparable period of 2008, a gain of 34%. First quarter 2009 net income was $1.6 million, or $0.07 per diluted share, compared with net income of $3.2 million, or $0.17 per diluted share in 2008. First quarter 2009 normalized net income was $6.3 million, or $0.30 per diluted normalized net income per share, compared to normalized net income of $7.2 million, or $0.39 per diluted normalized net income per share in 2008. As of March 31, 2009, DG FastChannel had $10.8 million in cash and $164.8 million of debt, or net debt of approximately $154.0 million.

“DG FastChannel regards its strong financial condition as an important differentiator in today’s market and an important advantage as we position our business for the digital future,” concluded Mr. Ginsburg.

First Quarter 2009 Financial Results Webcast

The Company’s first quarter conference call will be broadcast live on the Internet at 11:00 a.m. ET on Thursday, May 7, 2009.  The webcast is open to the general public and all interested parties may access the live webcast on the Internet at the Company’s Web site at www.dgfastchannel.com.  Please allow 15 minutes to register and download or install any necessary software.

Non-GAAP Reconciliation, Adjusted EBITDA, Normalized Net Income and Diluted Shares Used in Normalized Net Income Per Share Calculation Definitions

Adjusted EBITDA is defined as earnings before interest, taxes, unrealized investment gains and losses, stock-based compensation, and depreciation and amortization.  Although adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes this Non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity.  However, investors should not consider these measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.  In addition, because adjusted EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies.  A reconciliation of the adjusted EBITDA figures to GAAP net income is included herein.

Normalized net income is defined as net income before amortization of intangible assets, stock-based compensation expense, unrealized investment gains and losses, and deferred tax expense (mostly related to utilization of tax net operating loss carryforwards/credits), and release of the deferred tax asset valuation allowance.  DG FastChannel considers normalized net income to be another important indicator of the overall performance of the Company because it eliminates the effects of events that are either not part of the Company’s core operations or are non-cash.

Diluted shares used in normalized net income per share calculations is defined as diluted common shares outstanding used in GAAP net income per share calculations, excluding the effect of FAS 123R under the treasury stock method.  DG FastChannel considers normalized net income and diluted normalized net income per share to be additional important indicators of the overall performance of the Company because they eliminate the effect of non-cash items.

Adjusted EBITDA and normalized net income should be considered in addition to, not as a substitute for, the Company’s operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

Reconciliation of Non-GAAP Financial Measures

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measures and reconciling the non-GAAP financial metrics to the comparable GAAP measures.

Recent Acquisitions

During 2008, the Company completed its acquisition of the Vyvx advertising services business and Enliven Marketing Technologies Corporation. as of June 5, 2008 and October 2, 2008, respectively.  Accordingly, the results of operations for each acquired entity has been included in DG FastChannel’s results since the acquisition date.

About DG FastChannel

DG FastChannel provides innovative, technology-based solutions to help advertisers and agencies work faster, smarter and more competitively.  DG FastChannel delivers the standard in digital media services to the advertising, broadcast and publishing industries.  Through its Unicast and Springbox operating units, DG FastChannel is a leading Internet marketing technology company offering online marketing and advertising solutions through a powerful combination of proprietary visualization technology, and a premium rich media advertising platform for the creation, delivery and reporting of premium rich media.

The Company utilizes satellite and Internet transmission technologies and has deployed a suite of digital media intelligence and asset management tools designed specifically for the advertising industry, including creative and production resources, and digital asset management. The Company has an online media distribution network used by more than 5,000 advertisers and agencies, and over 21,000 online radio, television, cable, network and print publishing destinations.  For more information visit www.dgfastchannel.com.

Forward-Looking Statements

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, the demand among certain clients for digital audio and video delivery.  These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected.  These and other risks relating to DG FastChannel’s business are set forth in the Company’s filings with the Securities and Exchange Commission.  DG FastChannel assumes no obligation to publicly update or revise any forward-looking statements.

(Financial Tables Follow)

DG FastChannel, Inc.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2009	2008
Revenues	$41,412	$29,217
Cost of revenues	18,699	11,665
Gross profit	22,713	17,552
Sales and marketing	2,584	1,799
Research and development	1,110	1,138
General and administrative	4,928	4,067
Operating expenses, excluding depreciation and amortization and stock-based compensation	8,622	7,004
Adjusted EBITDA	14,091	10,548
Depreciation and amortization	6,273	3,291
Stock-based compensation	1,144	121
Operating income	6,674	7,136
Interest expense and other, net	3,973	763
Unrealized loss on derivative warrant	—	1,093
Income before income taxes	2,701	5,280
Provision for income taxes	1,108	2,113
Net income	$1,593	$3,167
Basic net income per common share	$0.07	$0.18
Diluted net income per common share	$0.07	$0.17
Weighted average shares outstanding — Basic	20,888	17,906
Weighted average shares outstanding — Diluted	21,264	18,432

DG FastChannel, Inc.

Reconciliation of GAAP Net Income to Normalized Net Income and Adjusted EBITDA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2009	2008

Net income	$1,593	$3,167

Amortization of intangibles	2,979	1,355
Stock-based compensation	1,144	121
Unrealized loss on derivative warrant	—	1,093
Deferred tax expense	594	1,497
Normalized net income	$6,310	$7,233

Interest expense and other, net	3,973	763
Current tax expense	514	616
Depreciation expense	3,294	1,936

Adjusted EBITDA	$14,091	$10,548

Normalized net income per share:
Basic	$0.30	$0.40
Diluted	$0.30	$0.39

Shares used in normalized per share calculations:
Basic	20,888	17,906
Diluted	21,296	18,476

Reconciliation of Diluted GAAP Net Income per Share to Diluted Normalized Net Income per Share

	Three Months Ended
	March 31,	March 31,
	2009	2008

Net income per share - Diluted	$0.07	$0.17
Amortization of intangibles	0.14	0.07
Stock-based compensation	0.06	0.01
Unrealized loss on derivative warrant	—	0.06
Deferred tax expense	0.03	0.08
Normalized net income per share - Diluted	$0.30	$0.39

DG FastChannel, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	March 31, 2009	December 31, 2008
	(unaudited)
Cash	$10,793	$17,180
Accounts receivable, net	36,952	42,971
Property and equipment, net	37,684	37,980
Goodwill	246,911	246,734
Deferred income taxes	7,152	7,777
Intangibles, net	112,056	115,035
Other	7,804	6,123
TOTAL ASSETS	$459,352	$473,800

Accounts payable and accrued liabilities	$14,292	$22,398
Deferred revenue	2,744	2,484
Debt	164,762	173,137
Other	5,585	6,263
TOTAL LIABILITIES	187,383	204,282
TOTAL STOCKHOLDERS’ EQUITY	271,969	269,518

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$459,352	$473,800

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